UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WILSON BANK HOLDING COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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WILSON BANK HOLDING COMPANY

LEBANON, TENNESSEE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wilson Bank Holding Company:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Wilson Bank Holding Company (the “Company”) will be held on Tuesday, April 10, 2012 at 7:00 p.m. (CDT) at the main office of the Company, located at 623 West Main Street, Lebanon, Tennessee 37087, for the following purposes:

(1) To elect four (4) Class II directors to hold office for a term of three years and until their successors are duly elected and qualified;

(2) To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on February 11, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

By Order of the Board of Directors,

/s/ Jerry Franklin, Secretary

March 9, 2012

YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU SUBSEQUENTLY DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholder Meeting to be Held on April 10, 2012

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to these proxy statement materials (which includes this proxy statement, a proxy card and our 2011 Annual Report) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.

This proxy statement, the Company’s 2011 Annual Report and a proxy card are available at: www.wilsonbank.com.

The Annual Meeting of Shareholders will be held April 10, 2012 at 7:00 p.m. (CDT) at the Company’s main office, 623 West Main Street, Lebanon, Tennessee 37087. In order to obtain directions to attend the Annual Meeting of Shareholders, please call 615-444-2265. The Proposals to be voted upon at the Annual Meeting of Shareholders, all of which are more completely set forth in this proxy statement, are as follows:

(1)	To elect four (4) Class II directors to hold office for a term of three years and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Our Board of Directors recommends that you vote FOR the approval of Proposal #1 and Proposal #2.

WILSON BANK HOLDING COMPANY

LEBANON, TENNESSEE

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wilson Bank Holding Company (the “Company”) of proxies for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, April 10, 2012, at the Company’s main office, 623 West Main Street, Lebanon, Tennessee 37087, at 7:00 p.m. (CDT). This proxy material was first mailed to shareholders on or about March 9, 2012.

All valid proxies which are received will be voted in accordance with the recommendations of the Board of Directors unless otherwise specified thereon and will be voted “For” election of the director nominees set out below and “For” the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Only holders of record of the Company’s common stock, par value $2.00 per share (the “Common Stock”), at the close of business on February 11, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 7,344,197 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote for each share held on each of the matters to be voted upon at the Annual Meeting. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The directors shall be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting. The approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. The Board of Directors of the Company does not know of any other matters which will be presented for action at the Annual Meeting other than those proposed in this Proxy Statement, but the persons named in the proxy (who are directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment. Abstentions and “non-votes” are accounted as “present” in determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Pursuant to the rules of the New York Stock Exchange (the “NYSE”), if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors. So long as a quorum is present, a “non-vote” or abstention will have no effect on the approval of the nominees to the Company’s board of directors, the approval of the ratification of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm or on approval of any other proposal that properly comes before the Annual Meeting.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company’s regular officers or employees personally or by telephone or other form of electronic communication. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

Wilson Bank and Trust (the “Bank”) is located in Lebanon, Tennessee and is a wholly-owned subsidiary of the Company. The Bank is the only subsidiary of the Company.

STOCK OWNERSHIP

There are no persons who are the beneficial owners of more than 5% of the Company’s Common Stock, its only class of voting securities.

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 11, 2012 (unless otherwise noted), for:

•	each of our directors and nominees;

•	each of our executive officers named in the Summary Compensation Table (the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 7,344,197 voting shares outstanding as of February 11, 2012. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within sixty days of February 11, 2012 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Company Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

	September 30,		September 30,
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Owner (2)		Percent of Class (%)
Directors:
Charles Bell	109,960	(3)	1.50%
Jack W. Bell	69,829	(4)	0.95%
Mackey Bentley	58,182	(5)	0.79%
J. Randall Clemons (6)	113,540	(7)	1.55%
James F. Comer	18,085	(8)	0.25%
Jerry L. Franklin	83,073		1.13%
John B. Freeman	36,428		0.50%
Harold R. Patton	48,890	(9)	0.67%
James Anthony Patton	23,661		0.32%
H. Elmer Richerson (6)	52,156	(10)	0.71%
John R. Trice	88,113	(11)	1.20%
Robert T. VanHooser, Jr.	23,795	(12)	0.32%

Named Executive Officers:
Gary Whitaker	17,962		0.24%
John C. McDearman III	3,878	(13)	0.05%
Lisa Pominski	10,610	(14)	0.14%
Executive Officers and Directors as a group (15 persons)	758,162	(15)	10.32%

(1)	The address for each of the directors and executive officers set forth in the table above is 623 West Main Street, Lebanon, Tennessee 37087.

(2)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(3)	Includes 47,493 held by Mr. C. Bell’s wife.

(4)	Includes 9,889 shares held by or on behalf of Mr. J. Bell’s children. Includes 61,566 shares that are pledged.

(5)	Includes 2,154 shares held by Mr. Bentley’s wife.

(6)	Messrs. Clemons and Richerson are also named executive officers.

(7)

Includes 6,127 shares held by Mr. Clemons’ wife, 41,506 shares held by the Clemons Family Limited Partnership, and 600 shares issuable upon exercise of options granted under the 2009 Stock Option Plan.

(8)	Includes 5,704 shares held by or on behalf of Mr. Comer’s children and/or other dependents. Also includes 8,848 shares that are pledged.

(9)	Includes 24,086 shares held by Mr. H. Patton’s wife.

(10)	Includes 794 shares held by Mr. Richerson’s wife, 400 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan, and 6,010 shares that are pledged.

(11)	Includes 26,065 shares held as trustee by Mr. Trice and 51,918 held in Trice Family Investments.

(12)	Includes 18,604 shares held by Mr. VanHooser’s wife.

(13)	Includes 600 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan.

(14)	Includes 3,419 shares that are pledged and 100 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan.

(15)

Includes 600 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan and 1100 shares issuable upon exercise of options granted under the Company’s 2009 Stock Option Plan.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of twelve (12) members. The Company’s bylaws provide for a minimum of five and maximum of fifteen directors, the exact number to be set by the Company’s Board of Directors. The Company’s charter provides that the Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of four (4) directors expire at the 2012 Annual Meeting. These directors are Jack W. Bell, Mackey Bentley, Harold R. Patton and H. Elmer Richerson. The nomination of each of Jack W. Bell, Mackey Bentley, Harold R. Patton and H. Elmer Richerson has been approved by the Company’s Board of Directors.

Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. All the nominees currently are serving as directors of the Company. While the Company’s Board of Directors has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such event should occur, proxies will be voted with discretionary authority for a substitute or substitutes who will be designated by the Company’s current Board of Directors.

Information Concerning Nominees

The following table contains certain information concerning the nominees, which information has been furnished to the Company by the individuals named:

	September 30,	September 30,	September 30,
Nominee	Age	Director Since (1)	Current Position; Prior Business Experience
Class II Directors (Nominees for Election to the Board)

Jack W. Bell (2)(3)	53	1987	Director; Owner — Jack W. Bell Builders, Inc. since 1994; Vice President of Operations — Lebanon Aluminum Products, Inc. (until 1995)
Mackey Bentley	67	1987	Director; President - Bentley’s Air Conditioning, Inc. since 1967
Harold R. Patton (4)	76	1987	Director; Retired; General Manager – Wilson Farmers’ Cooperative from 1967 to 2001
H. Elmer Richerson	59	1998	Executive Vice President and Director of the Company; President of the Bank (since 2002); Executive Vice President of the Bank (1994-2002); Vice President of the Bank from 1989 until 1994

	September 30,	September 30,	September 30,
Nominee	Age	Director Since (1)	Current Position; Prior Business Experience
Class III Directors (Continuing Directors until 2013 Annual Meeting of Shareholders)

James F. Comer (5)	53	1996	Director; Owner/President — Comerica Enterprises, Inc. since 2006; Vice President — Lending and Account Executive of Farm Credit Services of America (1980-1995)
John B. Freeman	74	1987	Director; Retired Businessman; Chairman - Auto Parts and Service Company, Inc. (until 2000)
John R. Trice (3)	79	1991	Director; Owner — Trice Appraisal Services since 1990
Robert T. VanHooser, Jr. (3)	82	1991	Director; Retired — Business Development Officer — Wilson Bank and Trust (1991-96); President and CEO of Lebanon Bank, Lebanon, TN from 1971 to 1979

Class I Directors (Continuing Directors until 2014 Annual Meeting of Shareholders)

Charles Bell (2)(5)	73	1993	Director; Owner - Horn Springs Angus Farm, Consultant (1995-Present) and President (until 1995) — Lebanon Aluminum Products, Inc.
J. Randall Clemons	59	1987	President, Chief Executive Officer and Director of the Company (since 1992); Chairman (since 2002), Chief Executive Officer and Director of the Bank
Jerry L. Franklin	74	1987	Director; Retired Owner as franchisee of Ponderosa Restaurants until 2008
James Anthony Patton (4)	51	1987	Director; (Chairman of the Company’s Board of Directors); Salesman- Mid Tenn Technologies since 2003; Salesman- Remar Inc. since 2011

(1)	All directors serve on the Boards of Directors of the Company and the Bank.

(2)	Charles Bell is the father of Jack W. Bell.

(3)	Messrs. J. Bell, Trice and VanHooser serve on the Advisory Board of Directors of the Dekalb County branches of the Bank.

(4)	Harold R. Patton is the father of James Anthony Patton.

(5)	Messrs. C. Bell and Comer serve on the Advisory Board of Directors of the Smith County branches of the Bank.

Director Qualifications

The information describing the current position and prior business experience of each of the nominees and continuing directors above and below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Company.

Mr. J. Bell has extensive real estate construction and development experience as the owner of a building enterprise that engages in residential and commercial construction in the Company’s market areas.

Mr. Bentley has extensive experience as the owner of a small service-based business with operations in the Company’s market area. He is also actively involved in a number of community activities in the Company’s market area.

Mr. H. Patton has extensive knowledge of agricultural related businesses located in the Company’s market area and is well known among the agriculture community within the Company’s market area.

Mr. Richerson has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. His extensive knowledge of the Bank’s history and his involvement in the day to day operations of the Bank allow him to provide the Board of Directors with company-specific experience and expertise.

Mr. Comer has extensive agricultural expertise having been involved in agricultural-related professions for over 20 years. He also has extensive experience in making loans and other extensions of credit to agricultural borrowers in the Company’s market area.

Mr. Freeman has extensive experience as a small business owner in the communities that the Company serves and has previously served as a director of another financial institution in the Company’s market.

Mr. Trice has extensive experience valuing real estate in the markets that the Company operates and has previously served as a director of another financial institution in the Company’s market. He also is actively involved in a number of community activities in the Company’s market area.

Mr. VanHooser, Jr. has extensive banking experience having served as the president and CEO and as a director of a financial institution in the Company’s market area for approximately 20 years before serving as an officer of the Bank for five years. He has extensive knowledge of the day to day operations of a financial institution.

Mr. C. Bell has extensive experience as a small business owner of a manufacturing business in the Company’s market area as well as expertise in agricultural matters similar to those customers of the Company involved in agricultural related businesses and has previously served as a director of another financial institution in the Company’s market.

Mr. Clemons has extensive experience as a banker in the Company’s market area and is a community leader that is actively involved in a number of community activities. He is able to provide insight to the Board of Directors on the factors that impact the Company and the communities the Company serves and his day to day management of the Bank allows him to provide the Board of Directors with company-specific experience and expertise.

Mr. Franklin has extensive experience in the restaurant industry, having been the owner of a number of restaurants in the communities served by the Company. He is also actively involved in a number of community activities in the Company’s market area.

Mr. J. A. Patton’s experience as a sales representative of a Middle Tennessee technology company allows him to offer insight to the Board of Directors on a wide range of technology matters impacting the Company’s operations. He is also actively involved in a number of community activities in the Company’s market area.

Director Independence

The Board of Directors has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NYSE:

James F. Comer;	Mackey Bentley;
John B. Freeman;	Harold R. Patton; and
Jerry L. Franklin;	James Anthony Patton.
Robert T. VanHooser, Jr.;

Description of the Board and Committees of the Board

The Company does not have an executive compensation or nominating committee. The Board of Directors of the Company also serves as the Board of Directors of the Bank. The Board of Directors of the Company and the Board of Directors of the Bank, based upon recommendations by the Personnel Committee of the Board of Directors of the Bank, establish general compensation policies and programs for the Company and the Bank and determine annually the compensation to be paid to Company and Bank employees, including executive officers. The Board of Directors does not believe it is necessary to have a nominating committee because the Boards of Directors of the Company and the Bank act as a nominating committee for directors and officers of the Company and the Bank and develop general criteria concerning the qualifications and selection of directors and officers (including recommendations made by shareholders of the Company) and recommending candidates for such positions. All of the Company’s directors participate in the consideration of director nominees.

Each potential director nominee is evaluated on the same basis regardless of whether he or she is recommended by management, by a director or by a shareholder. The Board of Directors has not adopted a policy with respect to minimum qualifications for directors, nor has the Board of Directors adopted a formal diversity policy for nominees. Rather, the Board of Directors annually reviews and determines the specific qualifications and skills that one or more directors must possess in the context of the then needs of the Board of Directors with respect to experience, expertise and age. In making recommendations for nominees to the Board of Directors, the Board of Directors seeks to include directors who, when taken together with the other nominees and continuing directors, will create a Board of Directors that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill. Each of the nominees for director to be elected at the Annual Meeting was nominated and recommended by the Board of Directors.

The Company has not received director nominee recommendations from any shareholders for the term commencing in 2012 and expiring in 2015. The Board of Directors will consider nominees recommended by shareholders, provided that such recommendations are submitted to the Board of Directors in writing, describe the reasons why the shareholder finds the recommended person to be a qualified candidate and comply with the requirements of the Company’s Bylaws.

On September 28, 2009, the Board of Directors adopted a retirement policy for board members which requires that a director that served on the Board of Directors as of the policy’s implementation must retire from the Board of Directors at the first annual meeting of shareholders following his or her 80th birthday. Directors elected to the Board of Directors for the first time after the policy’s implementation will be required to retire from the Board of Directors at the first annual meeting of shareholders following the director’s 70th birthday. Notwithstanding the foregoing, the mandatory retirement age policy will not prohibit any current director from serving out the remainder of his existing term or from being elected and serving for at least one full three year term to which the director may be elected following implementation of the policy.

The Board of Directors of the Company has no standing committees. The Board of Directors of the Bank has ten standing committees consisting of the Audit, Executive, Personnel, Finance, Marketing, Building, Investment, Long Range Planning, Data Processing and Board Relations Committee. The Chairman of the Company, Mr. J.A. Patton, is a member of all committees. The Chairman of the Board of Directors of the Bank, Mr. Clemons, and Mr. Richerson are also members of all of the committees with the exception that Mr. Clemons and Mr. Richerson are not members of the Personnel Committee or the Audit Committee. The members of each committee are generally appointed in May of each year and serve until the following May. Therefore, the committee members identified below may not have been on each identified committee for the entire 2011 fiscal year. Unless otherwise provided below, the members identified below are the current members of the applicable committees.

Audit Committee. The Company does not have a separately-designated standing audit committee. The Bank, however, does have a separately-designated standing audit committee, composed of Messrs. J. Bell, J. Comer and J. Franklin, with Mr. VanHooser serving as Chairman. The Audit Committee reviews annual and interim reports of the independent auditors and provides advice and assistance regarding the accounting, auditing and financial reporting practices of the Company and the Bank. The Audit Committee operates pursuant to the terms of a charter which was adopted by the Board of Directors in December 2004 and amended in February 2009 (the “Audit Committee Charter”). A copy of the Audit Committee Charter is not available on the Company’s website, but is attached to this Proxy Statement as Appendix A. All of the Audit Committee’s members are independent under the current listing standards of the NYSE. While the Board of Directors believes that certain of its audit committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that the Company does not have an “audit committee financial expert” as defined by the SEC’s rules and regulations serving on the Audit Committee. The Board of Directors believes that at least one of the current members of the Audit Committee has a level of experience regarding banking operations and the application of generally accepted accounting principles as to provide valuable service to the Audit Committee in its role of overseeing the financial reporting process of the Company and the Bank. The Board of Directors further believes that the current members of the Company’s Board of Directors provide a breadth of experience and level of community relationships that are important to the Company and that the Company does not believe that it could attract an additional director that meets the requirements of an “audit committee financial expert” who also has those similar relationships. In making its determination, the Board of Directors particularly considered the size and nature of the Company’s business and the importance of knowledge of the local communities served by the Bank. The Audit Committee held five meetings during 2011.

Executive Committee. The Executive Committee is composed of Messrs. C. Bell, J. Comer, H. Patton and J. Trice, with Mr. J. Bell serving as Chairman. The Executive Committee reviews corporate activities, makes recommendations to the Board of Directors on policy matters and makes executive decisions on matters that do not require a meeting of the full Board of Directors. The Executive Committee held twelve meetings during 2011.

Personnel Committee. The Personnel Committee, composed of Messrs. J. Comer, J. Trice and R. VanHooser, with Mr. H. Patton serving as Chairman, considers and recommends to the Board of Directors the salaries of all Bank personnel, including the Named Executive Officers. This committee, all of the members of which are independent under the listing standards of the NYSE, held seven meetings during 2011. This Committee does not have a written charter. Compensation decisions for the Company’s executive officers, including its Named Executive Officers, are made by the Board of Directors of the Company upon recommendation of the Personnel Committee.

The agenda for meetings of the Personnel Committee is determined by its Chairman with the assistance of the Company’s Secretary and the Company’s Chief Executive Officer. Personnel Committee meetings are regularly attended by the Chairman of the Board, the Chief Executive Officer and the Chief Human Resources Officer. When considering the compensation of Mr. Clemons and Mr. Richerson, the Personnel Committee meets in executive session. The Personnel Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board of Directors. The Company’s human resources and accounting departments support the Personnel Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

Finance Committee. The Finance Committee is the credit review board of the Bank. This committee reviews loan applications meeting certain criteria and approves those found creditworthy. In addition, this committee reviews all loans that are funded. The committee is comprised of Messrs. C. Bell, J. Bell, Bentley, Franklin and VanHooser, with J. Comer serving as Chairman. The Finance Committee held twelve meetings during 2011.

Marketing Committee. The Marketing Committee is composed of Messrs. C. Bell, Freeman and VanHooser with Mr. Bentley serving as Chairman. The Marketing Committee recommends the direction of the marketing efforts of the Company and the Bank. This committee held four meetings during 2011.

Building Committee. The Building Committee is composed of Messrs. Franklin, H. Patton and J. Trice with Mr. Freeman serving as Chairman. This committee makes recommendations to the Company’s and the Bank’s Boards of Directors on the immediate and future building needs of the Company and the Bank. This committee held five meetings during 2011.

Investment Committee. The Investment Committee is composed of Messrs. Bentley, H. Patton and VanHooser with Mr. C. Bell serving as Chairman. The Investment Committee reviews and directs the investment portfolio of the Bank. This committee held six meetings during 2011.

Long Range Planning Committee. The Long Range Planning Committee is composed of Messrs. Bentley and Mr. Trice with J. Bell serving as Chairman. This committee explores strategic opportunities available to the Company and recommends the direction the Company should take on these matters. This committee held one meeting in 2011.

Data Processing Committee. The Data Processing Committee is composed of Messrs. J. Bell and Comer with Mr. Franklin serving as Chairman. The Data Processing Committee reviews the computer hardware and software needs of the Company and makes recommendations regarding purchases thereof to the Board of Directors. This committee held four meetings during 2011.

Board Relations Committee. The Board Relations Committee is composed of Messrs. Bentley and Freeman, with Mr. H. Patton serving as Chairman. The Board Relations Committee’s primary responsibility is to plan for the Board of Director’s future responsibilities and ensure that the Bank’s Board of Directors meets the future needs of the Bank. This committee had no meetings during 2011.

During the fiscal year ended December 31, 2011, the Board of Directors of the Bank held fourteen meetings with the Board of Directors of the Company also meeting fifteen times. Each director attended at least 99% of the aggregate number of meetings of both the Bank’s and the Company’s Boards of Directors and the committees on which such director served. The Company encourages each member of the Board of Directors to attend the Annual Meeting of Shareholders, and all of the Company’s directors attended the 2011 Annual Meeting of Shareholders.

The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors. Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

Board Leadership Structure. The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

Board’s Role in Risk Oversight. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent registered public accountants the Company’s policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms and written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors and greater than ten percent beneficial owners, if any, were in compliance with all applicable Section 16(a) filing requirements in the 2011 fiscal year, except for two late filings by Mr. Comer, one late filing by Mr. Freeman, two late filings by Mr. Richerson and one late filing by Mr. Trice.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors of the Company, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Maggart & Associates, P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Maggart & Associates, P.C. has served in this capacity for the Company since 1987. A representative of Maggart & Associates, P.C. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

During the fiscal years ended December 31, 2011 and December 31, 2010, the Company incurred the following fees for services provided by Maggart & Associates, P.C.:

	September 30,	September 30,
	2011	2010

Audit Fees:(a)	$234,860	$219,883
Audit-Related Fees:(b)	$33,822	$12,500

Tax Fees:(c)	$3,340	$1,605

Other Fees:	$-0-	$-0-

(a)

Includes fees related to the annual independent audit of the Company’s financial statements, reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q and fees related to the audit of the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Includes fees related to the audit of the Company’s 401(k) plan and the Bank’s HUD audit.

(c)	Includes fees related to the preparation of the Company’s tax returns and other tax related assistance.

The Audit Committee considered these fees and concluded that the performance of these services was consistent with Maggart & Associates, P.C.’s independence.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services Maggart & Associates, P.C. the Company’s independent auditor, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Maggart & Associates, P.C. during fiscal 2011.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MAGGART & ASSOCIATES, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM 3 — OTHER MATTERS

The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. However, if any matter other than the proposed matters properly comes before the meeting for action, proxies will be voted for such matters in accordance with the best judgment of the persons named as proxies.

AUDIT COMMITTEE REPORT FOR 2011

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with it, the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Robert T. VanHooser, Jr., Chairman

Jerry L. Franklin

Jack Bell

James F. Comer

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Risk Assessment of Compensation Policies

The Board has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk taking, and that the level of risk that they do encourage is not reasonably likely to have a materially adverse effect on the Company.

Compensation Discussion and Analysis

Decisions with respect to compensation of the Company’s and the Bank’s executive officers, including the Chief Executive Officer and the other Named Executive Officers, as identified in the Summary Compensation Table, for fiscal year 2012 were made by the Board of Directors of the Bank based upon recommendations by the Personnel Committee. Discussions regarding the non-equity compensation of the Company’s and the Bank’s executive officers that are not Named Executive Officers are made by the Chief Executive Officer in consultation with such officer’s supervisor. For these officers, the Chief Executive Officer is responsible for establishing the framework for how these individuals are compensated. The components of compensation of executive officers consist of a base salary, an annual cash incentive, amounts contributed under the executive officer’s Executive Salary Continuation Agreement and matching and profit-sharing contributions under the Company’s 401(k) plan (as well as health and disability insurance and other non-cash benefits similar to those of all employees of the Bank or Company). At times, these executive officers have also been awarded equity based compensation in the form of time vested stock options; however, the Personnel Committee and the Chief Executive Officer have historically focused on cash-based compensation that is currently paid out, using stock options primarily in connection with promotions or changes in duties. The Company utilizes the Executive Salary Continuation Agreements, described in more detail below, to provide for post retirement payments to the Named Executive Officers. No member of the Personnel Committee served as an officer or employee of the Company or of any of its subsidiaries during 2011.

The overarching policy of the Personnel Committee and the Board of Directors in determining executive compensation, including the compensation of the Chief Executive Officer, is to attract and retain the highest quality talent to lead the Company and to reward key executives based upon their individual performance and the performance of the Bank and the Company. The Personnel Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation packages provided to key employees remain competitive relative to the compensation paid to similarly situated executives of peer companies. The Personnel Committee believes that providing incentives to and rewarding the performance of the Company’s executive officers enhances the profitability of the Company. To that end, the Personnel Committee believes that the compensation paid to its executive officers should include base salary and a significant cash incentive opportunity designed to reward performance as measured against established goals. The Personnel Committee does not utilize equity-based compensation as a significant component of the compensation paid to the Named Executive Officers. However, the Company granted stock option awards to Ms. Pominski and Mr. McDearman for 1,000 shares each during 2011. These options were intended to supplement the compensation granted to Ms. Pominski and Mr. McDearman. The intention of the Personnel Committee, however, is to continue to utilize future equity based compensation primarily in connection with promotions or changes in duties.

Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

At our 2011 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our Named Executive Officers and our shareholders overwhelmingly approved our fiscal year 2010 executive compensation program. Of the 4,110,132 votes cast, 4,023,466, or 97.9%, were in favor of approval. The Personnel Committee has considered the results of the vote on our 2010 executive compensation program and concluded that the shareholders support the Company’s compensation policies and procedures which the Personnel Committee believes provide a competitive pay-for-performance package that effectively incentivizes our Named Executive Officers and encourages long-term retention. The Company’s strong financial performance in fiscal year 2011 reinforces the Personnel Committee’s view that our executive compensation program is achieving its objectives, and the Personnel Committee made no significant changes to the program during the year. The Personnel Committee will continue to consider shareholder views about our core compensation principles and objectives when determining executive compensation.

Each year the Personnel Committee reviews and approves a base salary for Mr. Clemons taking into account several factors, including prior year base salary, responsibilities, tenure, performance, salaries paid to chief executive officers of other financial institutions of a similar size in similar markets, the Bank’s overall pay scale, including retirement benefits payable to Mr. Clemons, and the Bank’s recent performance. Taking into consideration these factors, the Personnel Committee approved an increase of 3% to the 2011 base salary of Mr. Clemons when compared to 2010. In setting the base salaries of the other Named Executive Officers, the Personnel Committee considers the recommendations of Mr. Clemons, who makes his recommendations regarding these salaries based on the same factors described above. Based on those criteria, the Personnel Committee approved a 3% increase to the 2011 base salary of Mr. Richerson. Mr. Whitaker, Mr. McDearman, and Ms. Pominski each received larger increases (approximately 10%, 21%, and 5%, respectively) than the other two Named Executive Officers in a continuing effort to raise their compensation to levels that are competitive within the Company’s market areas. In the case of Mr. Whitaker and Mr. McDearman, the increases, which were larger than prior years, were also the result of the fact that these individuals have taken on more responsibilities within the Bank.

Mr. Clemons and Mr. Richerson are eligible for an annual cash incentive, which we refer to as bonus, pursuant to a formula determined by the Board of Directors that is based upon the Company’s after tax earnings for the fiscal year. In 2011, Mr. Clemons was eligible for a cash incentive payment equal to 1.5% of the Company’s after tax earnings, while Mr. Richerson was eligible for a cash incentive payment equal to 1.15% of the Company’s after tax earnings. In total, Mr. Clemons and Mr. Richerson were paid cash incentive payouts totaling $158,073 and $121,891, respectively. Because Mr. Clemons’ and Mr. Richerson’s cash incentive award is a percentage of the Company’s after tax earnings, the Company’s performance directly impacts the size of these payments. As the Company’s performance improves, the cash payments similarly increase.

Mr. Whitaker, Ms. Pominski and Mr. McDearman were eligible for, and received, a cash incentive payment determined by the return on assets (“ROA”) performance of the Bank, which payment was calculated on a basis consistent with the Bank’s other employees. Return on assets is the quotient of the Company’s 2011 net earnings divided by the Company’s average assets for 2011. For 2011, the ROA targets and related cash incentive payouts as a percentage of the base salary of Messrs. Whitaker and McDearman were 10.5% at .70 ROA, 11% at .80 ROA, 11.5% at .90 ROA and Ms. Pominski was 9% at .70 ROA, 9.5% at .80 ROA, 10% at .90 ROA.

In 2011, the Bank’s ROA was 0.64%. Although the Bank did not achieve the minimum ROA target established, the Board of Directors decided to pay cash incentive payments to Messrs. Whitaker and McDearman and Ms. Pominski at threshold levels in recognition of their significant contribution to the Bank and in light of the fact that the Bank’s net earnings increased 11.3% over 2010’s net earnings even during a very challenging economic environment. The Personnel Committee and the Board of Directors approved the payout of a cash bonus totaling 10.5% of the base salary of Mr. Whitaker and Mr. McDearman and 9.0% of the base salary for Ms. Pominski, or $19,950, $18,456 and $10,237, respectively.

Messrs. Whitaker and McDearman and Ms. Pominski were also eligible to receive monthly cash payments under the Company’s cash-based incentive plan upon the attainment of certain Company and individual performance goals. For Mr. Whitaker these goals included goals related to loan fees, loan volume, mortgage loan income, credit life goals, past due loan percentage and timely employee reviews. For Mr. McDearman, these goals included each branch in his division meeting budget, as well as the Bank meeting budget. For Ms. Pominski, these goals included expense control and audit related goals. Incentives paid to Messrs. Whitaker and McDearman, and Ms. Pominski in 2011 related to these performance goals totaled $23,500, $20,991 and $7,200, respectively, which was the maximum amounts that could be received for Ms. Pominski and Mr. McDearman and 80% of the maximum amount that could be received for Mr. Whitaker.

Employees, including executive officers, also receive a matching grant of $.35 from the Company for each one dollar ($1) up to a maximum of 6% of the amount contributed each year by the employee to his or her 401(k) account. No employee is entitled to contribute more than $16,500. The Company historically has also contributed additional funds into each employee’s 401(k) account under a profit-sharing arrangement based upon each employee’s base salary as a percentage of the Company’s total payroll. During 2011, Messrs. Clemons, Richerson,

Whitaker and McDearman and Ms. Pominski received contributions totaling $26,075, $24,570, $21,992, $20,540 and $12,517, respectively, as compared to $5,145, $5,145, $4,001, $3,430 and $2,022, respectively, in 2010. The significant increase in the contribution levels between the two years is reflective of the Bank’s decision to reinstate profit sharing contributions in 2011 after suspending those contributions in 2010.

The Bank has entered into Executive Salary Continuation Agreements with certain of its senior executive officers, including Messrs. Clemons, Richerson, Whitaker and McDearman and Ms. Pominski, which agreements were amended on December 30, 2008. These agreements, as amended, provide for the payment of an annual cash benefit to each of these executive officers (or his or her beneficiaries) following the executive’s separation from service from the Bank under a variety of circumstances.

If a Named Executive Officer retires from the Bank after reaching age 65, he or she is entitled to receive a percentage of his or her then current base salary payable in equal monthly installments for 180 months beginning the month following the month in which such executive officer’s retirement occurs. The percentage of salary payable to each of Messrs. Clemons, Richerson, Whitaker and McDearman and Ms. Pominski following retirement after reaching age 65 is 30%, 30%, 20%, 10% and 10%, respectively.

If a Named Executive Officer retires prior to reaching age 65, his or her retirement will be considered “early retirement” under the Executive Salary Continuation Agreements if he or she has attained the age of 55 and has been continuously employed by the Bank for twenty years. If the Named Executive Officer’s retirement qualifies as “early retirement” or the Named Executive Officer dies prior to the commencement of benefit payments under the agreements then he or she shall be entitled to receive a benefit equal to the accrual balance of the executive officer under the agreement as of the last day of the plan year immediately preceding the executive’s early retirement date or death, as the case may be, payable in equal monthly installments for 180 months beginning the month following the month in which the executive’s early retirement occurs in the case of “early retirement” and in a lump sum within 30 days following the executive’s death in the case of death. At December 31, 2011, the accrual balance and vested balance for each of the Named Executive Officers was as follows:

	September 30,	September 30,
Named Executive Officer	Accrual Balance at December 31, 2011	Vested Balance at December 31, 2011

J. Randall Clemons	$681,089	$681,089
Elmer Richerson	463,038	463,038
Gary Whitaker	126,490	—
John McDearman	19,672	—
Lisa Pominski	20,668	—

In the event that a Named Executive Officer becomes disabled prior to reaching early retirement or retirement, the Bank is obligated to pay to the executive officer an annual benefit equal to 60% of the executive officer’s salary and bonus at the time of disability, payable in equal monthly installments for a period of 180 months.

In the event that the employment of a Named Executive Officer terminates for any reason other than death, disability or retirement by his or her voluntary action or he or she is discharged by the Bank without cause, the Bank is required to pay to the executive the vested portion of his or her accrual balance as of the date of termination in equal monthly installments for a period of 180 months commencing on the first month following the executive officer’s 65th birthday. Under the terms of the Executive Salary Continuation Agreements, a participant becomes 100% vested in his or her accrual balance earned as of the last day of the immediately preceding plan year upon attaining age 55 and completing 20 years of continuous employment with the Bank. At December 31, 2011, each of the Named Executive Officers were vested in the following percentages:

September 30,
Named Executive Officer	Percentage Vested at December 31, 2011

J. Randall Clemons	100%
Elmer Richerson	100%
Gary Whitaker	—
John McDearman	—
Lisa Pominski	—

The Bank has purchased life insurance policies or other assets to provide the benefits payable to the Named Executive Officers and other executive officers that are a party to Executive Salary Continuation Agreements with the Bank. These insurance policies are the sole property of the Bank and are payable to the Bank. At December 31, 2011, the total liability of the Bank to the Named Executive Officers under these Executive Salary Continuation Agreements totaled $1,310,957 while the cash surrender value and face amount of the policies associated with these Named Executive Officers totaled approximately $1,438,678 and $4,774,114, respectively.

Payment of benefits under the Executive Salary Continuation Agreements is contingent on the executive officer not competing with the Bank for one year after termination of employment. In the event there is a change in control of the Bank or the Company, the benefits become fully vested without regard to the non-competition agreement and will be paid out in accordance with the terms of the agreements following the named executive officer’s termination of service. A “change in control” is the acquisition of 50% or more of the shares of the Bank or the Company, or a merger, consolidation or similar transaction involving the Bank or the Company, or the cessation by either of their business activities or existence.

The Executive Salary Continuation Agreements were amended during 2008 to bring the Agreements into compliance with the requirements of Internal Revenue Code Section 409A, along with simplifying the calculation of the benefits received at retirement.

In addition to the above-described compensation, the Company provided automobile (and in the case of Mr. Clemons and Mr. Richerson, fuel) allowances in 2011 of $5,546, $4,969, $7,800 and $7,800 for each of Messrs. Clemons, Richerson, Whitaker and McDearman.

For 2012, base salaries have been set at $370,800, $288,400, $209,000 $198,000 and $125,127, respectively, for Messrs. Clemons, Richerson, Whitaker and McDearman, and Ms. Pominksi, respectively.

As part of its role, the Personnel Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the cash incentive plans are generally fully deductible for federal income tax purposes. However, in certain situations, the Personnel Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company amended the Executive Salary Continuation Agreements in December 2008 to comply with the final regulations issued under these tax law changes.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including those issued under its Stock Option Plan in accordance with the requirements of FASB ASC Topic 718.

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2011 with management. In reliance on the reviews and discussions referred to above, the Personnel Committee recommended to the Board of Directors, and the Board Directors has approved, that the CD&A be included in the proxy statement for the Annual Meeting.

Harold Patton, Chairman                     J. Comer                     Robert VanHooser                     John Trice

Summary Compensation Table

The following table provides information as to annual, long-term or other compensation during the 2009, 2010 and 2011 fiscal years for Mr. Clemons, the Company’s Chief Executive Officer, Ms. Pominski, the Company’s Chief Financial Officer, and the three most highly compensated executive officers of the Company or the Bank other than the Chief Executive Officer and Chief Financial Officer with total compensation over $100,000 for the year ended December 31, 2011.

	September 30,	September 30,	September 30,	September 30,		September 30,	September 30,	September 30,	September 30,	September 30,
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards(1) ($) (f)		Non-Equity Incentive Plan Compen- sation ($) (g)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(2) ($) (h)	All Other Compensation (3)(4)(5) ($) (i)	Total ($) (j)

J. Randall Clemons, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank	2011 2010 2009	$359,996 349,474 339,295	— — —	— — —	$	— 19,037	$158,073 88,103 176,205	$93,634 90,808 81,978	$87,536 66,533 84,006	$699,239 613,955 681,484

Lisa Pominski, Chief Financial Officer of the Company and the Bank	2011 2010 2009	113,752 108,334 105,584	— — —	— — —		11,631 — —	17,438 12,074 16,666	6,125 4,574 4,078	13,066 2,526 11,107	162,012 127,508 137,435

H. Elmer Richerson, President of the Bank and Executive Vice President of the Company	2011 2010 2009	279,943 270,529 262,650	— — —	— — —		— 12,693 —	121,189 67,545 135,090	78,254 74,955 67,301	82,666 62,928 80,928	562,052 488,650 545,699

Gary Whitaker, Executive Vice President of the Bank	2011 2010 2009	190,000 172,031 167,020	— — —	— — —		— — —	43,450 27,531 35,537	22,632 20,219 18,154	31,744 13,529 28,440	287,826 233,310 249,151

John C. McDearman III, Senior Vice President – Central Division of the Bank	2011 2010 2009	181,313 150,081 147,488	— — —	— — —		11,277 — —	39,447 21,034 27,195	5,129 4,278 3,815	28,783 11,665 24,997	265,949 187,058 203,495

(1)

The amounts in the column captioned “Option Awards” reflect the aggregate grant date fair value for the awards as of the date of grant in accordance with FASB ASC Topic 718. For a description of the assumptions used by the Company in valuing these awards for the fiscal years ended December 31, 2009, 2010 and 2011 please see “Note 19 – Stock Option Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011

(2)	Represents the change in the actuarial present value of the accumulated benefit of the Executive Salary Contribution Agreements.

(3)

Represents for fiscal year 2009 (i) the Company’s matching grants under the Company’s 401(k)/profit sharing plan in the amounts of $22,080 for Mr. Clemons; $10,923 for Ms. Pominski; $22,080 for Mr. Richerson; $18,700 for Mr. Whitaker; and $14,730 for Mr. McDearman; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for each of Mr. Clemons and Mr. Richerson; (iii) auto and in the case of Mr. Clemons and Mr. Richerson fuel allowance in the amount of $5,480 for Mr. Clemons; $4,960 for Mr. Richerson, $7,200 for Mr. Whitaker and $3,600 for Mr. McDearman, and (iv) the value of premiums paid in the amounts of $6,360, $426, $4,039, $1,583 and $441 for Mr. Clemons, Ms. Pominski, Mr. Richerson, Mr. Whitaker and Mr. McDearman, respectively, in relation to the Company’s bank owned life insurance plan.

(4)

Represents for fiscal year 2010 (i) the Company’s matching grants under the Company’s 401(k)/profit sharing plan in the amounts of $5,145 for Mr. Clemons; $2,022 for Ms. Pominski; $5,145 for Mr. Richerson; $4,001 for Mr. Whitaker; and $3,430 for Mr. McDearman; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for each of Mr. Clemons and Mr. Richerson; (iii) auto and in the case of Mr. Clemons and Mr. Richerson fuel allowance in the amount of $5,546 for Mr. Clemons; $4,960 for Mr. Richerson, $7,800 for Mr. Whitaker and $7,800 for Mr. McDearman, and (iv) the value of premiums paid in the amounts of $7,842, $504, $4,814, $1,728 and $435 for Mr. Clemons, Ms. Pominski, Mr. Richerson, Mr. Whitaker and Mr. McDearman, respectively, in relation to the Company’s bank owned life insurance plan.

(5)

Represents for fiscal year 2011 (i) the Company’s matching grants under the Company’s 401(k)/profit sharing plan in the amounts of $26,075 for Mr. Clemons; $12,517 for Ms. Pominski; $24,570 for Mr. Richerson; $21,992 for Mr. Whitaker; and $20,540 for Mr. McDearman; (ii) Board of Director fees for the Company of $27,600 and the Bank of $20,400 for each of Mr. Clemons and Mr. Richerson; (iii) auto and in the case of Mr. Clemons and Mr. Richerson fuel allowance in the amount of $5,546 for Mr. Clemons; $4,969 for Mr. Richerson, $7,800 for Mr. Whitaker and $7,800 for Mr. McDearman, and (v) the value of premiums paid in the amounts of $7,915, $549, $5,127, $1,952 and $443 for Mr. Clemons, Ms. Pominski, Mr. Richerson, Mr. Whitaker and Mr. McDearman, respectively, in relation to the Company’s bank owned life insurance plan.

Grants of Plan-Based Awards for Fiscal 2011

The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers in 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Under- lying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b) (1)	Threshold ($) (c)	Target ($) (d)(2)	Maximum ($) (d)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	or Units (#) (i)	Options (#) (j)	Awards ($/Sh) (k)	Option Awards(3) (l)
J. Randall Clemons	—	$—	$158,073	$—	—	—	—	—	—	—	—
Lisa Pominski	01/03/2011	$10,237	$10,237	$11,375	—	—	—	—	1,000	$39.75	$11,631
H. Elmer Richerson	—	—	121,189	—	—	—	—	—	—	—	—
Gary Whitaker	—	$19,950	$19,950	$21,850	—	—	—	—	—	—	—
John C. McDearman III	06/01/2011	$18,456	$18,456	$20,214	—	—	—	—	1,000	$40.25	$11,277

(1)	The Option Awards granted to executive officers in 2011 expire January 3, 2021 and June 1, 2021.

(2)

Mr. Clemons and Mr. Richerson were eligible for a cash incentive payment equal to 1.5% and 1.15% of the Company’s after tax earnings. Mr. Clemons and Mr. Richerson were paid cash incentive payouts of $158,073 and $121,189, respectively, for the fiscal year ended December 31, 2011.

(3)

The amounts in the column (l) reflect the aggregate grant date fair value for the awards as of the date of grant in accordance with FASB ASC Topic 718. For a description of the assumptions used by the Company in valuing these awards for the fiscal years ended December 31, 2009, 2010 and 2011 please see “Note 19 – Stock Option Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Outstanding Equity Awards At 2011 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (2) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price(2) ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Randall Clemons	300	2,700	—	$37.75	01/01/2020	—	—	—	—
Elmer Richerson	200	1,800	—	37.75	01/01/2020	—	—	—	—
John C. McDearman III	533 —	133 1,000	— —	16.88 40.25	01/02/2013 06/01/2021	—	—	—	—
Lisa Pominski	—	1,000	—	39.75	01/03/2021

(1)	The options vest in 10% increments on each anniversary of the ten year term

Option Exercises and Stock Vested for Fiscal 2011

There were no options exercised by any of the Named Executive Officers during the 2011 fiscal year. The Company has not issued restricted stock, stock appreciation rights or warrants to its executive officers.

Pension Benefits for Fiscal 2011

The following table reflects information related to the Company’s Executive Salary Continuation Agreements with each of the Names Executive Officers:

	September 30,	September 30,	September 30,	September 30,
Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit (1) ($) (d)	Payments During Last Fiscal Year ($) (e)
J. Randall Clemons(2)	Executive Salary Continuation Agreement	24	681,089	—
Lisa Pominski	Executive Salary Continuation Agreement	24	20,668	—
H. Elmer Richerson(2)	Executive Salary Continuation Agreement	21	463,038	—
Gary Whitaker	Executive Salary Continuation Agreement	15	126,490	—
John C. McDearman III	Executive Salary Continuation Agreement	13	19,672	—

(1)

Amount represents the accrued liability balance at December 31, 2011. For more information see “Note 18 – Deferred Compensation Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)	Messrs. Clemons and Richerson are currently eligible for early retirement under their Executive Salary Continuation Agreements.

For a more detailed description of these Executive Salary Continuation Agreements, see “Compensation Discussion and Analysis” above.

DIRECTOR COMPENSATION

The Company’s directors are classified in three classes, with directors in each class serving for three-year terms and until his successor has been duly elected and qualified. The Board of Directors of the Company also serves as the Board of Directors of the Bank. In 2011, each director received $2,300 per month for his services as a director of the Company. In addition, each director of the Bank received $850 per month for his services as a director of the Bank and $450 for each committee meeting of the Bank he attended, not to exceed $1,700 per month, as a member of the various committees on which he serves. In addition, fees of $759 and $561 were paid to each of the directors of the Company and the directors of the Bank, respectively, for attendance at the two Company and Bank planning retreats held during 2011. Messrs. C. Bell and Comer received $400 per month for serving on the Advisory Board of the Smith County branches of the Bank. Messrs. Trice, J. Bell and VanHooser received $400 per month for serving on the Advisory Board of the Dekalb County branches of the Bank.

The following table sets forth certain information with respect to the fees paid or earned by the members of the Board of Directors for service in 2011:

	September 30,		September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name(1) (a)	Fees Earned or Paid in Cash(2) ($) (b)		Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)

Charles Bell	$55,040		—	—	—	—	—	$55,040
Jack W. Bell	55,440		—	—	—	—	—	55,440
Mackey Bentley	50,640		—	—	—	—	—	50,640
James F. Comer	55,040		—	—	—	—	—	55,040
Jerry L. Franklin	50,640		—	—	—	—	—	50,640
John B. Freeman	50,640		—	—	—	—	—	50,640
Harold R. Patton	50,640		—	—	—	—	—	50,640
James Anthony Patton	50,640		—	—	—	—	—	50,640
John R. Trice	55,640		—	—	—	—	—	55,640
Robert T. VanHooser	54,120	(3)	—	—	—	—	—	54,120	(3)

(1)

Randall Clemons, the Company’s and the Bank’s Chief Executive Officer, and Elmer Richerson, the President of the Bank, are not included in this table as they are also Named Executive Officers of the Company and their compensation for service on the boards of directors of the Company and the Bank is reflected in the Summary Compensation Table above.

(2)

Includes fees for services as a director of both the Company and the Bank and includes fees for board meetings, committee meetings, and in the case of Messrs. Charles Bell, Jack Bell, Jimmy Comer, John R. Trice and Robert T. VanHooser, $4,400, $4,800, $4,400, $4,400 and $4,800, respectively, for service on the advisory boards of each of the Smith County and DeKalb County branches of the Bank.

(3)	Mr. VanHooser’s fees are paid in a lump sum in arrears and the fees for 2011 were paid in January 2012.

Personnel Committee Interlocks and Insider Participation

During fiscal 2011, the Personnel Committee of the Board of Directors of the Bank was composed of Messrs. Comer, Trice, and VanHooser with Mr. H. Patton serving as Chairman. With the exception of Mr. VanHooser who was an officer of the Bank until 1996, none of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Personnel Committee or entities whose executives serve on the Board of Directors or the Personnel Committee that require disclosure under applicable regulations of the SEC.

No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.

Certain Relationships and Related Transactions

Some directors and principal officers of the Company at present, as in the past, are customers of the Bank and have had and expect to have loan transactions with the Bank in the ordinary course of business. In addition, some of the directors and officers of the Bank are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties. In the opinion of the Board of Directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features.

During 2011, John R. Trice Appraisals, Inc. was paid an aggregate of $198,000 for 495 appraisals and inspections performed in connection with loans originated by the Bank. This company is owned 100% by John R. Trice, a director of the Company and the Bank. John R. Trice Appraisals, Inc. primarily performs appraisals for real estate loans. The payments to Trice Appraisals are reimbursed in full by the persons and/or entities whose properties were appraised. The customer is given the option of selecting an appraiser from the Bank’s approved listing. This extensive listing is approved annually by the Board of Directors. Mr. Trice abstains from voting on the approved appraisers. There is also a disclosure made to the customer, as required by law, indicating that Mr. Trice is a director of the Bank.

During 2011, Jack Bell Builders was paid an aggregate of $1,173,000 by the Bank for repairs and maintenance of several of the Bank’s branch offices and the construction of a new branch. This company is owned 100% by Jack Bell, a director of the Company and the Bank. Mr. Jack Bell is the son of Mr. Charles Bell, another director of the Company. The Building Committee makes recommendations to the Board of Directors on the projects for which Mr. Bell is given consideration. Mr. Bell excuses himself and refrains from voting when discussions and/or votes are taken on a particular building project. Mr. Charles Bell also excuses himself and refrains from voting on any building project in which Jack Bell Builders has an interest.

Related party transactions between the Company or the Bank and the directors or executive officers are approved in advance by the Company’s or the Bank’s Board of Directors.

SHAREHOLDERS’ PROPOSALS AND OTHER MATTERS

Shareholders intending to submit proposals for presentation at the next Annual Meeting and inclusion in the Proxy Statement and form of proxy for such meeting should forward such proposals to J. Randall Clemons, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087. Proposals must be in writing and must be received by the Company prior to November 9, 2012 in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2012 Annual Meeting of Shareholders. Proposals should be sent to the Company by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

For any other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement), a shareholder must forward such proposal to Mr. Clemons at the Company’s main office (listed above) prior to January 23, 2013.

GENERAL

In addition to solicitation by mail, certain directors, officers and regular employees of the Company and the Bank may solicit proxies by telephone, telegram or personal interview for which they will receive no compensation other than their regular salaries. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons and may reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company’s 2011 Annual Report is mailed herewith. A shareholder may obtain a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2011 without charge by writing to Lisa Pominski, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.

By order of the Board of Directors,

/s/ Jerry Franklin Secretary

Lebanon, Tennessee

March 9, 2012

APPENDIX A

Wilson Bank Holding Company

Audit Committee Charter

I. Purpose

The purpose of the Audit Committee (the “Committee”) of Wilson Bank Holding Company (the “Company”) is to assist the Board of Directors (the “Board”) with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the integrity of the accounting and financial reporting processes of the Company and the audits of the financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditor’s qualifications and independence; and (v) the performance of the Company’s internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II. Membership

The Committee shall consist of at least three members of the Board. Each Committee member must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years and must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, except as may be acceptable to the Board, each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Rule l0A-3(b)(l) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board.

III. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

All non-management directors that are not members of the Committee may at the discretion of the Committee, attend and observe meetings of the Committee, but shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, and any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate to carry out its duties. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Committee.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV. Powers and Responsibilities

Interaction with the Independent Auditor

1. Appointment and Oversight. The Committee shall be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2. Pre-Approval of Services. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or permissible non-audit services, the Committee shall preapprove the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3. Independence of Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i) The Committee shall ensure that the independent auditor prepares and delivers, at least annually, a formal written statement delineating all relationships between the independent auditor and the Company, consistent with the Public Company Accounting Oversight Board’s applicable requirements. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor and for the taking, or recommending that the full Board take, appropriate action to oversee the independence of the independent auditor. The Committee shall satisfy itself of the auditor’s independence.

(ii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iii) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

4. Meetings with Management, the Independent Auditor and the Internal Auditor.

(i) The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii) The Committee shall review and discuss with management and the independent auditor any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities of which the Committee is made aware that do not appear on the financial statements of the Company and that may have a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses.

(iii) The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K.

5. Separate Meetings with the Independent Auditor.

(i) The Committee shall obtain from the independent auditor assurances that procedures required under Section 10A of the Exchange Act have been complied with.

(ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

(iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6. Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(i) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7. Quarterly Financial Statement Review. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q.

Internal Audit

8. Appointment. The Committee shall review the appointment and replacement of the internal auditor.

9. Separate Meetings with the Internal Auditor. The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities

10. The Committee shall review all related party transactions required to be disclosed in the Company’s proxy statement on an ongoing basis and all such transactions must be approved by the Committee.

11. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

12. The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

13. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

14. The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

15. The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

16. The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

Form of Proxy

WILSON BANK HOLDING COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited upon behalf of the Board of Directors for the Annual Meeting to be held on April 10, 2012.

The undersigned hereby appoints John Freeman and John R. Trice, or either of them, with full power of substitution, as proxies, and hereby authorizes them to vote, as designated, all shares of common stock of Wilson Bank Holding Company, held by the undersigned as of the close of business on February 11, 2012 at the Annual Meeting of Shareholders to be held Tuesday, April 10, 2012, at 7:00 p.m. (CDT), at the main office of Wilson Bank and Trust located at 623 West Main Street, Lebanon, Tennessee 37087, and any adjournment(s) thereof.

1.	ELECTION OF DIRECTORS

____  FOR all nominees listed below (except as marked to the contrary below)

Jack W. Bell	Mackey Bentley
Harold R. Patton	H. Elmer Richerson

____  Withhold authority to vote for all nominees;

____  Withhold authority to vote for the following nominee(s), write that nominee’s name on the line below:

2.	RATIFICATION OF MAGGART & ASSOCIATES, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

For     ☐            Against     ☐             Abstain     ☐

In their discretion, the proxies are authorized to vote upon such business as may properly come before this meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Signature                              ____________________________________         Date ___________________

Signature (if held jointly) ____________________________________         Date ___________________

Please sign exactly as your name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by an authorized person.

BE SURE TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ADDRESSED

POSTAGE PAID ENVELOPE PROVIDED